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                                                                    EXHIBIT 99.1

                    WORLD ACCESS NOTEHOLDERS DECLARE DEFAULT

Deutsche Telekom Disconnects TelDaFax Circuits Pending World Access Funding Commitment

Atlanta, Georgia - April 5, 2001 - WORLD ACCESS, INC. (NASDAQ: WAXS) announced today that, as anticipated, it has received a notice of default from the holders (the "Noteholders") of its 13.25% Senior Notes due 2008 (the "Notes") as a result of its failure to re-initiate a tender offer for approximately $161.4 million of outstanding Notes. As previously announced, the Company has engaged UBS Warburg to assist in restructuring of the Notes and other obligations, following the Company's conclusion that it has insufficient financial resources to both fund the tender obligation and meet operating cash requirements.

In addition, World Access has been notified that the Noteholders have filed an involuntary bankruptcy petition in Delaware. The Company is evaluating the petition with its advisors and intends to meet with the petitioners to determine if an agreement with respect to a consensual restructuring can be reached.

World Access also announced today that its Board of Directors has evaluated the funding requirements for its subsidiary, TelDaFax AG, and has approved a plan to meet the obligations of TelDaFax to Deutsche Telekom AG ("DT"), its largest vendor, in accordance with previously discussed terms. The funding plan is contingent on the approval of the ad hoc committee of the Noteholders, which is expected to meet this morning to evaluate the proposal. World Access informed DT this morning of the Board's approval of funding. However, TelDaFax circuits were disconnected beginning at 11:00 a.m. Central European Time. World Access will have further discussions with DT today based on the outcome of the Noteholder meeting and hopes to have all TelDaFax circuits restored.

About World Access

World Access is focused on being a leading provider of bundled voice, data and Internet services to small- to medium-sized business customers located throughout Europe. In order to accelerate its progress toward a leadership position in Europe, World Access is acting as a consolidator for the highly fragmented retail telecom services market, with the objective of amassing a substantial and fully integrated business customer base. To date, the Company has acquired several strategic assets, including Facilicom International, which operates a Pan-European long distance network and carries traffic for carrier customers, NETnet, with retail sales operations in 9 European countries, and WorldxChange, with retail accounts in the US and Europe. World Access, branding as NETnet, offers services throughout Europe, including long distance, internet access and mobile services. The Company provides end-to-end international communication services over an advanced asynchronous transfer mode internal network that includes gateway and tandem switches, an extensive fiber network encompassing tens of millions of circuit miles and satellite facilities. For additional information regarding World Access, please refer to the Company's website at www.waxs.com.


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This press release may contain financial projections or other forward-looking statements made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause actual results to differ materially. These risks include: inability to obtain adequate financing or financing on terms acceptable or favorable to the Company; inability to restructure existing debt obligations; potential inability to identify, complete and integrate acquisitions; difficulties in expanding into new business activities; delays in new service offerings; the potential termination of certain service agreements or the inability to enter into additional service agreements; and other risks described in the Company's SEC filings, including the Company's Annual Report on Form 10-K for the year ended December 31, 1999, as amended, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000, as amended, the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, and the Company's Registration Statements on Forms S-3 (No. 333-79097) and S-4 (No. 333-37750 and 333-44864), and the Company's Report on Form 8-K dated February 21, 2001, all of which risks are incorporated by reference into this press release.

World Access Contact:      Michele Wolf
(404-231-2025)             V.P. of Investor Relations
http://www.waxs.com


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